EXHIBIT 99.1

MedicalCV, Inc. Submits 510(k) Application to FDA for ATRILAZE(TM) Minimally Invasive System; Closed-Chest, Beating Heart System Designed to Ablate Cardiac Tissue for the Potential Treatment of Atrial Fibrillation

INVER GROVE HEIGHTS, Minn.—(BUSINESS WIRE)—May 31, 2006—MedicalCV, Inc. (OTCBB:MDCV), www.medcvinc.com, announced today that it has submitted a 510(k) application to the United States Food and Drug Administration (FDA). The application seeks marketing clearance for the ATRILAZE Minimally Invasive System, a laser-based system specifically designed to enable access to and ablation of cardiac tissue for the potential treatment of atrial fibrillation (AF) in a closed-chest beating heart setting.

AF is an erratic heartbeat and is the most commonly occurring cardiac arrhythmia. AF alters normal cardiac function, is a major precursor to congestive heart failure and is associated with an increased incidence of stroke. There are currently four primary treatments for AF utilizing drugs, implantable devices, catheter-based treatments and open-chest surgery. MedicalCV expects its ATRILAZE system to allow surgeons to complete an ablation procedure that will produce lesions that mimic those obtained by using the classic Maze surgical procedure, which is the standard of care. The Company believes this procedure could take as little as one to two hours. Using the ATRILAZE procedure, surgeons will access the heart through three minimally invasive 1cm incisions and will utilize an automated laser guide and software-driven ablation sequence, which should last 15 minutes or less. The Company believes the pre-programmed and automated nature of the ATRILAZE system makes it easy-to-use and minimizes the potential for surgeon error.

Pending FDA clearance, MedicalCV expects the ATRILAZE system to be the first standalone, truly minimally invasive system to enable consistent and reproducible cardiac tissue ablation. According to published data, there are more than 5 million people afflicted with AF worldwide, including more than 2.5 million in the United States. The Company believes that the total addressable market for a standalone, minimally invasive cardiac ablation procedure, which the ATRILAZE system provides, is more than $2 billion.

“We have successfully submitted our ATRILAZE 510(k) application to the FDA within our publicly announced timeframe and are excited about the opportunity our differentiated device has to address the unmet needs of the large and growing cardiac ablation market,” said Marc Flores, president and CEO of MedicalCV, Inc. “In contrast to the existing, lengthy, invasive surgical and catheter-based treatments, we expect that the ablation procedure utilizing our ATRILAZE system can be completed in one to two hours, with less pain to the patient, and a shorter recovery period. We believe that the ATRILAZE system can significantly and positively impact the marketplace, by providing the first, truly standalone, closed-chest beating heart procedure for cardiac tissue ablation that has the potential to treat AF. This filing is an important milestone for MedicalCV, and we are one step closer to bringing our minimally invasive system to market in the second half of 2006.”

About MedicalCV

MedicalCV, Inc.’s core technology is the ATRILAZE(TM) Surgical Ablation System for use in cardiac tissue ablation procedures in open-heart surgery. The ATRILAZE system and its platform of laser technology are currently being utilized as a potential means to treat atrial fibrillation in concomitant open-heart surgical procedures. Atrial fibrillation, or AF, is the most commonly occurring cardiac arrhythmia. It reduces cardiac output, is a major precursor to congestive heart failure and is associated with an increased incidence of stroke. To learn more about MedicalCV, visit its website at www.medcvinc.com.

This release contains certain forward-looking statements of expected future developments, as defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this release refer to our expectations regarding our development and commercialization of products for the minimally invasive treatment of atrial fibrillation. These forward-looking statements reflect management’s expectations and are based on currently available data; however, actual results are subject to future risks and uncertainties, which could materially affect actual performance. Risks and uncertainties that could affect such performance include, but are not limited to, the following: the Company’s ability to fund significant capital needs; market acceptance in the U.S. of the Company’s cardiovascular products; acceptance of minimally invasive techniques for the reduction of atrial fibrillation through ablation; potential reductions in pricing by competitors; the costs of licensing and acquiring new products and technologies; the time and costs involved in obtaining regulatory clearance for cardiovascular products; competing technological and market developments; physician acceptance of the Company’s cardiovascular products; dependence upon governmental reimbursements and third party suppliers; and the strength of the market for cardiovascular products. For more detailed information about these risks and uncertainties, please review the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on March 29, 2006.

These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control. The Company assumes no obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect events or uncertainties after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CONTACT:

MedicalCV, Inc., Inver Grove Heights

Marc P. Flores,

651-452-3000

or

EVC Group

Investors:

Doug Sherk,

415-896-6820

or

Jennifer Beugelmans,

415-896-6820

jbeugelmans@evcgroup.com

or

Lois Paul & Partners

Media:

Melissa Zipin,

781-782-5726

melissa_zipin@lpp.com

SOURCE: MedicalCV, Inc.